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                                                                    EXHIBIT 99







                            GILDAN ACTIVEWEAR INC.

                               STOCK OPTION PLAN

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                               TABLE OF CONTENTS

                                                                          Page

SECTION 1   PURPOSES OF THE PLAN  . . . . . . . . . . . . . . . . . . . . .  1
SECTION 2   DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . .  1
SECTION 3   GENERAL PROVISIONS OF THE PLAN . . . . . . . . . . . . . . . .  2
SECTION 4   GRANT OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . .  5
SECTION 5   EXERCISE OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . 10
SECTION 6   EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . . 10

SCHEDULE A - DEFINITION OF "CHANGE OF CONTROL"  . . . . . . . . . . . . . . 11

SCHEDULE B -FORM OF NOTICE OF EXERCISE  . . . . . . . . . . . . . . . . . . 13

SCHEDULE C -FORM OF OPTION AGREEMENT  . . . . . . . . . . . . . . . . . . . 14

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SECTION 1 - PURPOSES OF THE PLAN

       Purposes

       The purposes of the GILDAN Stock Option Plan are to assist and encourage officers, employees and non-employee directors of GILDAN ACTIVEWEAR INC. (the "COMPANY") to work towards and participate in the growth and development of the Company and to assist the Company in attracting, retaining and motivating its officers, key employees and non-employee directors.

SECTION 2 - DEFINITIONS

       Definitions

       For purposes of this Plan, the following terms shall have the following meanings:

       2.1    "Board" means the board of directors of the Company;

       2.2 "Change of Control" has the meaning set forth in Schedule A hereto;

       2.3    "Company" means GILDAN ACTIVEWEAR INC. and its subsidiaries;

       2.4 "Eligible Participant" means any officer, key employee or non-employee director of the Company designated by the Board as eligible to participate in the Plan;

       2.5 "Exercise Price" means the price per Share at which Shares may be subscribed for by an Optionee pursuant to a particular Option Agreement;

       2.6 "Expiry Date" means the date on which an Option expires pursuant to the Option Agreement relating to that Option;

       2.7 "Grant Date" means the date on which an Option is granted, which date may be on or, if determined by the Board at the time of grant, after the date that the Board resolves to grant the Option;

       2.8 "Notice of Exercise" means a notice, substantially in the form of the notice set out in Schedule B to this Plan, from an Optionee to the Company giving notice of the exercise or partial exercise of an Option previously granted to the Optionee;

       2.9 "Option" means an option to subscribe Shares granted to an Eligible Participant pursuant to the terms of the Plan;

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       2.10   "Option Agreement" means an agreement, substantially in the form of the agreement set out in Schedule C to this Plan, between the Company and an Eligible Participant setting out the terms of an Option granted to the Eligible Participant:

       2.11 "Optioned Shares" means the Shares that may be subscribed for by an Optionee pursuant to a particular Option Agreement;

       2.12 "Optionee" means an Eligible Participant to whom an Option has been granted;

       2.13 "Permanent Disability" shall mean incapacity due to a physical or mental illness which is determined by the Company to cause a permanent impairment in the ability of the Eligible Participant to perform his or her duties as employee;

       2.14 "Outstanding Issue" shall have the meaning, if any, set forth under the rules and policies of the stock exchanges upon which the Shares are then listed relating to Share Compensation Arrangements based however, on a deemed conversion of all Class B Multiple Voting Shares then issued and outstanding;

       2.15   "Plan" means the GILDAN Stock Option Plan;

       2.16 "Share Compensation Arrangement" means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares;

       2.17   "Shares" means Class A Subordinate Voting Shares of the Company.

SECTION 3 - GENERAL PROVISIONS OF THE PLAN

       3.1    Administration

              The Plan will be administered by the Board or, if determined by the Board, by a compensation or human resources committee of the Board consisting of not less than three directors, all of whom shall be "outside" directors within the meaning of the corporate governance guidelines of The Toronto Stock Exchange. If a committee is appointed to administer the Plan, all reference in this Plan to the Board will be deemed to be references to the committee, with the exception that if a committee is appointed, pursuant to this paragraph, to administer the Plan, approval of the Board as to the number of Options granted and the number of Shares subject to such Options will be required, and the Board shall retain ultimate authority in connection with all decisions made by the committee in the administration of the Plan.

       3.2    Interpretation

              The Board or committee, as the case may be, has full and complete authority to interpret the Plan and to prescribe such

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              rules and regulations and make such determinations as it deems necessary or desirable for the administration of the Plan and all such interpretations, determinations or other actions taken by the Board (or committee, as the case may be) shall be final and binding on the Corporation and each Eligible Participant and conclusive for all purposes thereunder;

              Words denoting the singular number include the plural and vice versa and words denoting the masculine include the feminine.

       3.3    Shares Reserved for the Plan

              Subject to adjustment under section 4.9 and any applicable limitations set forth at section 3.8, the maximum number of Shares that are issuable under the Plan shall not exceed 1,384,444 Shares. Any Shares subject to Options that expire or terminate in accordance with the terms of the Plan without having been exercised may be made subject to a further Option. No fractional Shares may be issued under the Plan.

       3.4    Eligibility

              Subject to the limitations set forth at section 3.8, Options may be granted by the Board to any Eligible Participant.

       3.5    Non-Exclusivity

              Nothing contained in this Plan will prevent the Board from adopting other or additional Share Compensation Arrangements, subject to obtaining the prior approval of applicable regulatory authorities, including those stock exchanges upon which the Shares are then listed or any other approvals as may be required in the circumstances.

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       3.6    Amendment of Plan and Options

              The Board may amend, suspend or terminate the Plan or any Option granted thereunder at any time, provided that no such amendment, suspension or termination may:

              (a) be made without obtaining any required regulatory approval, including the stock exchanges upon which the Shares are then listed or, if requested by such regulatory authority, any shareholder approval; and

              (b) alter or impair any rights of an Optionee under Options previously granted without the consent or the deemed consent of the Optionee.

       3.7    Compliance with laws and stock exchange Rules

              The Plan, the grant and exercise of Options under the Plan and the Company's obligation to issue Shares on exercise of Options will be subject to all applicable federal, provincial and foreign laws, as well as all applicable policies, rules and regulations of any stock exchanges on which the Shares are listed for trading, including requirements as to listing of the Shares on such Stock Exchanges. Shares issued to Optionees pursuant to the exercise of Options may be subject to limitation on sale or resale under applicable securities laws.

       3.8    Quantitative Limitations

              Notwithstanding anything to the contrary herein provided, (i) the maximum number of Shares that may be reserved for issuance to any one person pursuant to the exercise of Options granted under the Plan or options under any other Share Compensation Arrangements shall not exceed 5% of the Outstanding Issue at the time of grant; (ii) the total number of Shares reserved for issuance to insiders pursuant to the exercise of options under the Plan or other employee options shall not, unless shareholder approval is obtained, exceed 10% of the Outstanding Issue; and
              (iii) the number of Shares which may be issued under the Plan and other Share Compensation Arrangements of the Corporation in a one-year period shall not exceed (a) 10% of the Outstanding Issue, in the case of Shares issued to insiders, or (b) 5% of the Outstanding Issue, in the case of Shares issued to any one insider and his/her associates.


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SECTION 4 -GRANT OF OPTIONS

       4.1    Grant of Options
              The Board shall from time to time, at its entire discretion, designate the Eligible Participants to whom a grant of Options shall be made, the number of Shares covered by such Options, and the Grant Date. The Board shall further have discretion to establish, within the restrictions set forth in the Plan, the time of exercise, Expiry Dates, exercise price and other particulars applicable to an Option granted hereunder.

       4.2    Option Agreement

              Upon the grant of an Option, the Company will deliver to the Eligible Participant selected to receive same an Option Agreement dated as of the Grant Date, containing the terms of the Option and executed by the Company, and upon delivery to the Company of the Option Agreement executed by the Eligible Participant in question, the Eligible Participant in question will be an Optionee under the Plan and have the right to purchase the Optioned Shares on the terms set out in the Option Agreement and in the Plan.

       4.3    Exercise Price

              The Exercise Price for an Option will be determined by the Board at the time of grant and will not be less than the market price of the Shares at the Grant Date, calculated as the higher of the closing price of the Shares on either The Toronto Stock Exchange or The New York Stock Exchange on the last day preceding the Grant Date.

       4.4    Time of Exercise

              (a)    Unless the Board otherwise determines, but provided that
                     (i) no Option may be exercised in whole prior to the second anniversary of the Grant Date and (ii) that the term of an Option will not exceed ten years, an Option may be exercised by an Optionee as follows:

                     (1) on and after the second anniversary of the Grant Date, as to 33 1/3% of the Optioned Shares or any part thereof;

                     (2) on and after the third anniversary of the Grant Date, as to an additional 33 1/3% of the Optioned Shares or any part thereof; and

                     (3) on and after the fourth anniversary of the Grant Date, as to the remaining 33 1/3% of the Optioned Shares or any part thereof.

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              (b)    Upon the occurrence of transactions that would result in
                     a Change of Control, all Options become exercisable as of the date of the Change of Control, unless otherwise determined by the Board prior to the occurrence of the Change of Control.

       4.5    Expiry Date

              The Expiry Date of an Option will be determined by the Board at the time of grant, subject however to a maximum term of ten years from the Grant Date and will be subject to the provisions of section 4.6 relating to early expiry.

       4.6    Early Expiry

              Unless otherwise determined by the Board at or after the time of grant, and subject to the maximum term referred to at section
              4.5 hereof:

              (a) Options will expire immediately upon the Optionee ceasing to be an Eligible Participant as a result of being dismissed from his office or employment for cause;

              (b) Options will expire before its Expiry Date in the following events and manner:

                     (i) if an Optionee resigns his office or employment, the portion of any Option held by such Optionee that is exercisable at the date of resignation may be exercised by the Optionee during the period ending sixty days after the date of resignation;

                     (ii) if an Optionee is dismissed without cause, the portion of any Option held by such Optionee that is exercisable at the date of dismissal or termination may be exercised by the Optionee during the period ending sixty days after the date of dismissal or termination;

                     (iii) if an Optionee dies or his employment with the Company is terminated due to Permanent Disability, the portion of any Option held by such Optionee that would be exercisable at the date of the death of the Optionee or of termination may be exercised by the Optionee or the legal personal representative of the Optionee, as the case may be, during the period

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                             ending twelve months after the death of the
                             Optionee or after the date of termination;

                     (iv) if an Optionee attains the normal retirement age established by the Company from time to time, and unless the Board otherwise decides, the portion of any Option held by such Optionee that would be exercisable at the date of retirement may be exercised by the Optionee during the period ending twelve months after the date of retirement; and

              (c) the portion of any Option which is not exercisable at the time of the occurrence of an event contemplated at
                     (a) or (b) above shall be immediately forfeited.

       4.7    Non-Assignable

              Except as provided in section 4.6 (b) (iii), an Option may be exercised only by the Optionee and will not be assignable.

       4.8    No Implied Rights

              (a) An Optionee will only have rights as a shareholder of the Company with respect to those of the Optioned Shares that the Optionee has acquired through the exercise of an Option in accordance with its terms.

              (b) Nothing in this Plan or in any Option Agreement will confer or be construed as conferring on an Optionee any right to remain as an officer, key employee or non-employee director of the Company, or on an Eligible Participant the right to be granted Options hereunder.

       4.9    Adjustment to Shares

              The number of Shares delivered to an Optionee upon exercise of an Option will be adjusted in the following events and manner, subject to the requirements of applicable regulatory authorities, including the stock exchanges on which the Shares are then listed, and to the right of the Board to make such other or additional adjustments as are appropriate in the circumstances:

              (a) upon (i) a subdivision of the Shares into a greater number of Shares,(ii) a consolidation of the Shares into a lesser number of Shares or (iii) the issue of a stock dividend to holders of the Shares, the Company will deliver upon exercise of an Option, in addition to or in lieu of the number of Optioned Shares in respect of which the right to purchase is being exercised and without the Optionee making additional payment, such

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                     greater or lesser number of Shares as would have
                     resulted from the subdivision, consolidation or stock dividend if the Optioned Shares had been issued and outstanding at the relevant time;

              (b) upon a capital reorganization, reclassification or change of the Shares, a consolidation, an amalgamation, arrangement or other form of business combination of the Company with another corporation or a sale, lease or exchange of all or substantially all of the property of the Company, the Company will deliver upon exercise of an Option, in lieu of the Optioned Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or property as would have resulted from such event if the Optioned Shares had been issued and outstanding at the relevant time.

              Comparable and corresponding adjustments as set forth above will be made to the number and kind of Shares authorized for issuance under the Plan, regardless of whether such Shares are covered by Options at the relevant time. An adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative. The Company will not be required to issue fractional Shares or other securities under the Plan and any fractional interest in a Share or other security that would otherwise be delivered upon exercise of an Option will be canceled without payment therefor.

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SECTION 5 - EXERCISE OF OPTIONS

       5.1    Manner of Exercise

              An Optionee who wishes to exercise an Option may do so by delivering the following to the Company on or before the Expiry Date of the Option;

              (a)    a completed Notice of Exercise; and

              (b) a cheque or bank draft in Canadian funds payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired.

              If pursuant to section 4.6 (b)(iii), the Option may be exercised by the legal personal representative of the Optionee, such representative, in addition to delivering to the Company the Notice of Exercise and cheque or bank draft described above, shall also be required to deliver to the Company sufficient and satisfactory evidence of their status.

       5.2    Delivery of Share Certificate

              Not later than five business days after receipt of the Notice of Exercise and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue a certificate in the name of the Optionee (or, if deceased, his estate) for the number of Optioned Shares purchased by the Optionee (or his estate), which will be issued as fully paid and non-assessable Shares.

SECTION 6 - EFFECTIVE DATE

The Plan will be effective on June 24, 1998.

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                SCHEDULE A - DEFINITION OF "CHANGE OF CONTROL"

              For purposes of this Plan, a "Change of Control" shall mean a change in control of the Company of a nature that would be required to be reported, whether or not the Company is then subject to such reporting requirement, provided that, without limitation, a Change in Control shall be deemed to have occurred if:

       (a) any individual, partnership, firm, company, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person, becomes the "beneficial owner", directly or indirectly, of securities of the Company representing twenty (20) percent or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company (the "Company Voting Securities"); provided, however, that any acquisition of Company Voting Securities by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any company with respect to which, following such acquisition, substantially all of the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition, shall not constitute a Change in Control;

       (b) individuals who, on the date of implementation of the Plan, constitute the Board and any new directors whose appointment by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least three-quarters (3/4) of the directors then still in office who either were directors on the date of implementation of the Plan or whose appointment or nomination for election was previously so approved cease for any reason to constitute a majority of the members of the Board;

       (c) assets of the Company representing fifty (50) percent or more of the net book value of the assets of the Company determined as of the date of the audited financial statements of the Company then most recently published, are sold, liquidated or distributed; or

       (d) ten (10) percent or more of the value of the assets of the Company or the voting securities of the Company are about to be transferred or have been transferred because of any taking, seizure or defeasance as a result of, or in connection with (i) nationalization, expropriation, confiscation, coercion, force or

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              duress or other similar action or (ii) the imposition of a confiscatory tax, assessment or other governmental charge or levy. The value of the assets of the Company shall be determined as of the date of the audited financial statements of the Company most recently published prior to the date of the transfer.

       A Change in Control shall also be deemed to occur as of the date the Company executes an agreement which, if carried out, would result in the occurrence of a Change in Control as described above.

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                    SCHEDULE B - FORM OF NOTICE OF EXERCISE
                               STOCK OPTION PLAN
                              NOTICE OF EXERCISE
TO:    Gildan Activewear Inc.
       725 Montee de Liesse
       Ville Saint Laurent, Quebec
       H4T IP5

Attention:    Secretary

Reference is made to the Option Agreement made as of _________________ between Gildan Activewear Inc. (the "Company") and the Optionee named below. The Optionee hereby exercises the Option to purchase Shares of the Company as follows:

       Number of Optioned Shares for which
       Option is being exercised;            ____________________________

       Exercise Price per Share:            $____________________________

       Total Exercise Price (in the form
       of a cheque or bank draft tendered
       with this Notice of Exercise):       $____________________________

       Name of Optionee as it is to appear
       on share certificate:                  ____________________________

       Address of Optionee as it is to        ____________________________
       appear on the register of Shares of    ____________________________
       the Company and to which a             ____________________________
       certificate representing the Shares    ____________________________
       being purchased is to be               ____________________________
       delivered:                             ____________________________



       Dated ______________________          _____________________________
                                              Name of Optionee

                                              _____________________________
                                              Signature of Optionee

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                     SCHEDULE C - FORM OF OPTION AGREEMENT
                                 STOCK OPTION PLAN
                                  OPTION AGREEMENT

This Option Agreement is entered into between GILDAN ACTIVEWEAR INC. (the "Company") and the Optionee named below pursuant to the GILDAN Stock Option Plan (the "Plan"), a copy of which is attached hereto, and confirms that:

       1.     on __________________ (the "Grant Date");
       2.     _____________________ (the "Optionee");
       3.     was granted a non-assignable option to purchase
              ___________________Shares (the "Optioned Shares") of the Company, in accordance with the terms of the Plan;
       4.     at a price (the "Exercise Price") of $_____________ per Share:
              and
       5. for a maximum term expiring at 5:00 P.M., Eastern _____________ (the "Expiry Date");

all on the terms and subject to the conditions set out in the Plan. By signing this agreement, the Optionee acknowledges that he or she has read and understands the Plan, and agrees to be bound thereby.

This Agreement and all related documents have been drawn up in the English language at the specific request of the parties hereto. La presente entente, ainsi que tout autre document y afferent, ont ete rediges en langue anglaise a la demande expresse des parties.

IN WITNESS WHEREOF the Company and the Optionee have executed this option Agreement as of _______________________________

       By: __________________________

       By: __________________________

       _____________________________
       Name of Optionee

       _____________________________
       Signature of Optionee